Exhibit 20.1

ZION OIL & GAS, INC.

INSIDER TRADING POLICY STATEMENT

The Need For A Policy Statement

Insider trading (including tipping) is a serious violation of criminal and civil law. It is regularly investigated and vigorously prosecuted by the Securities and Exchange Commission (the "SEC") or the U.S. Attorney's office and is subject to severe consequences.

Every individual has a responsibility not to engage in insider trading and companies have responsibility to take active steps to adopt policies and procedures reasonably designed to prevent insider trading by their personnel. This Insider Trading Policy Statement is intended to serve as a guide and should be applied using common sense and good judgment.

In addition to responding to the law, we are adopting this Policy Statement to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our Company (not just “insiders”). For purposes of the Policy Statement, “Company” includes both Zion Oil & Gas, Inc. and all subsidiaries.

The Consequences

The consequences of insider trading violations can be staggering for individuals and for a company. A person who violates insider trading laws by engaging in transactions in a company's securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

A person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $2,559,636 or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

What is Insider Trading?

Insider trading is buying or selling securities of a company with information about the company that is material and nonpublic ("inside information"). Insider trading also includes pledges of securities and also includes gifts of company securities before the release of material negative news. Insider trading includes tipping that kind of information to anyone who might be expected to trade with it or to tip it to someone else. These issues are addressed in more detail in this Policy Statement.

Persons Covered. Directors, officers, and employees of the Company are subject to this Policy Statement. However, the pre-clearance provisions discussed below apply only to directors, officers and certain designated employees (the "Designated Employees") of the Company. Designated Employees are those employees of the Company that may be designated from time to time by the Chief Legal Officer or the Chief Compliance Officer as being subject to the Policy Statement. These Designated Employees may include those employees with jobs involving both executive level responsibility and significant access to material nonpublic information. The Chief Legal Officer and the Chief Compliance Officer will at all times maintain a list of those individuals who are subject to the pre-clearance provisions of the Policy Statement. Once you have been informed that you are subject to the pre-clearance provisions of this Policy Statement, you will remain so until notified otherwise.

Which Securities. Insider trading can involve stock, options, warrants, convertible securities and perhaps even nonconvertible debt securities, whether owned of record by or held in street name or within an IRA account. In addition, insider trading also includes certain transactions under Company plans, as follows:

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Stock Option Exercises. The Policy Statement's trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

Material Information. Information is material if a reasonable investor would consider it important in making a decision to buy, hold or sell securities. It includes any information, positive or negative, that could reasonably affect the price of the security in question.

Examples. Common examples of information that will frequently be regarded as material are: current earnings or losses; projections of future earnings or losses; a pending or proposed merger, acquisition or tender offer; a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the offering of additional securities; changes in management; impending bankruptcy or financial liquidity problems; and significant development with respect to the Company's oil and gas operations. Either positive or negative information may be material. The materiality of particular information is subject to reassessment on a regular basis. For example, the information may become stale because of the passage of time, or subsequent events may supersede it. So long as the information remains material and nonpublic, it must be maintained in strict confidence and not used for trading purposes.

Nonpublic. Information should be considered nonpublic at least until it has been published in a widely circulated medium (newspaper, radio, television or a financial service such as Dow Jones, Reuters or Associated Press), been sent to stockholders of the Company or contained in an SEC filing and fully absorbed by the marketplace. Information is generally not considered fully absorbed by the marketplace until after the second business day following the release of such information. For purposes of the Policy Statement, such two business day period starts on the date the information in question has been released.

20-20 Hindsight. A purchase that takes place shortly before a significant rise in the price of security related to newly released information is typically viewed with hindsight by the government as insider trading. The same is true of a sale shortly before a significant drop in price.

How Does Regulation FD Apply?

Regulation FD requires that when a company discloses material nonpublic information to an analyst, institutional investor or to a stockholder if it is reasonably foreseeable that the stockholder will trade in the company's stock on the basis of the information, the company must also disclose that information publicly, at the same time if the original disclosure was intentional, or promptly (generally within 24 hours) if the original disclosure was not intentional. The SEC perceived that analysts/institutional investors have greater access to corporate information and receive that information earlier than individual investors. Regulation FD is designed to address these concerns by requiring essentially contemporaneous full-market disclosure of selectively disclosed information, even if the selective disclosure was made inadvertently. Therefore, only authorized Company officials may disclose material nonpublic information to the public.

Our Policy

Our policy is that Company personnel will not engage in insider trading and will be alert to avoid it. In particular, if a director, officer or employee has material nonpublic information relating to our Company, it is our policy that neither that person nor any related person may buy or sell securities of the Company. While the company is not subject to the insider trading policy, the company does not trade in its securities when it is in possession of material nonpublic information other than pursuant to previously adopted Rule 10b5-1 trading plans.

Directors, officers and other supervisors must maintain an awareness of the possibility of insider trading violations by persons under their control or supervision and must take measures where appropriate to prevent such violations. In the event a director, officer or other supervisor becomes aware of the possibility of such a violation, he or she should immediately contact the Chief Legal Officer or the Chief Compliance Officer.

Transactions by Family Members and Others. The very same restrictions apply to your family members and others living in your household. The Policy Statement also applies to transactions in Company securities by any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for making sure that the purchase or sale of any security covered by the Policy Statement by any family members referred to above complies with the Policy Statement. You are also responsible for transactions directed by you, such as transactions by trusts for which you are trustee and transactions by estates for which you are the executor, even if the beneficiaries of the trust or the heirs under the estate are not family members.

Tipping. Whether the information is material information about our Company or information that could have an impact on the securities price of the Company, you must not pass the information on to others. The above rules apply, whether or not you derive any benefit from another's actions. You should be discreet with confidential information and use common sense when in public places. Such information should be divulged only to persons having a need to know in order to carry out their job responsibilities. These prohibitions apply specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, forward them to the Chief Legal Officer or the Chief Compliance Officer.

Rule l0b5-1 Plans

Any person subject to the Policy Statement who desires to implement a trading plan under SEC Rule 10b5-1 with respect to Company securities must first pre-clear the plan with (i) the Chief Executive Officer and (ii) the Chief Legal Officer or the Chief Compliance Officer. As required by Rule 10b5-1, a person may enter into a Rule 10b5-1 plan only when he or she is not in possession of material nonpublic information. In addition, a person may not enter into a Rule 10b5-1 trading plan during a Black-out Period.

Trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an "Approved 10b5-1 Plan") that meet the following requirements:

(i) it has been reviewed and approved by the Chief Legal Officer or Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Chief Legal Officer or Compliance Officer at least five days in advance of being entered into);

(ii) it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of ninety days after adoption or certain modifications of the 10b5-1 plan; or two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii) it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

(iv) it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v) it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person subject to the exceptions set out in Rule 10b5-1(c)(ii)(D).

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Chief Legal Officer or Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Chief Legal Officer or Compliance Officer as described above.

Pre-Clearance of All Transactions

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following procedures as part of our Policy Statement.

All transactions in securities of the Company (including gifts) by all directors, officers, and Designed Employees of the Company must be pre-cleared in writing by (i) the Chief Executive Officer and (ii) the Chief Legal Officer or Chief Compliance Officer, unless the transaction is pursuant to a Company approved Rule 10b5-1 plan. If you contemplate a transaction, you should contact the Chief Legal Officer or the Chief Compliance Officer.

Black-out Periods

Except for (i) transactions in securities pursuant to a Rule 10b5-1 plan adopted under, and in compliance with, applicable law and pre-cleared by the (a) Chief Executive Officer and (b) the Chief Legal Officer or the Chief Compliance Officer, and (ii) gifts, transactions in Company securities by directors, officers and employees will only be permitted at those times when there is relative stability in the Company's operations and in the market for the securities, and there is no material nonpublic information about the Company.

In addition to the Black-out Periods referred to below, a two-business day delay will be required after the release of material information. The purpose of the delay is to assure that the Company's investors and the investing public have time to receive and act on the information. Thus, if an announcement is made on a Monday, Wednesday generally would be the first day on which you should trade. If an announcement is made on Friday, Tuesday would be the first day.

A "Black-out Period" begins at 12:01 a.m. local time on the end of each quarter or fiscal year and ends at 12:00 midnight local time on the second business day following the date of the public release of a quarterly or annual statement of sales and earnings. Unless pursuant to a Company approved Rule 10b5-1 plan, no director, officer or other employee of the Company or its subsidiaries may engage in transactions in Company securities during a Black-out Period.

A person who is subject to a Black-out Period and who has an urgent need to sell Company securities in order to generate cash may, in appropriate circumstances, be permitted to sell Company securities even during the Black-out Period. Hardship exceptions may be granted by (i) the Chief Executive Officer and (ii) the Chief Legal Officer or the Chief Compliance Officer and must be requested in writing at least two business days in advance of the proposed transaction. A hardship exception may be granted in the Chief Executive Officer's discretion and the Chief Legal Officer’s or the Chief Compliance Officer’s discretion and only if the Chief Executive Officer and the Chief Legal Officer or the Chief Compliance Officer conclude that there is no material, adverse nonpublic information about the Company.

Other Prohibited Transactions

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in speculative transactions in the Company's securities or other transactions that might give the appearance of impropriety. Therefore, this Policy Statement also prohibits the following transactions:

Short Sales. Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, you may not engage in short sales of the Company's securities. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales.

Derivative Securities. A transaction in derivative securities is, in effect, a bet on the short- term movement of the Company's stock and, therefore, creates the appearance that the director, officer or employee is trading based on inside information. Transactions in derivative securities also may focus the transacting person's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, you may not engage in transactions in puts, calls or other derivative securities, such as swaps, forwards and futures, based on the Company's securities, on an exchange or in any other organized market.

Hedging Transactions. Various forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the Company's other stockholders. Therefore, you may not engage in any hedging transactions of the Company’s stock.

Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities held in an account that may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure, if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company securities. Therefore, you may not purchase Company securities on margin and may not pledge in general Company securities.

Certain pledges in exceptional hardship circumstances may be approved by (i) the Chief Executive Officer and (ii) the Chief Legal Officer or the Chief Compliance Officer where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and provides the purpose for the loan in a good faith and arms-length transaction. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chief Legal Officer or the Chief Compliance Officer at least two weeks prior to the execution of the documents evidencing the proposed pledge.

Insider Trading Legal Considerations

While the policy of requiring directors, officers and Designed Employees to obtain written clearance prior to engaging in transactions in Company securities and the policy of prohibiting directors, officers and employees from engaging in Company securities transactions during Black- out Periods and during the two business days after the release of material nonpublic information should reduce the risk of violations of law, the Company recognizes that a violation could result even with the implementation of such policies. For example, a Designated Employee might, by virtue of his or her position, be in possession of material nonpublic information not otherwise known to the Chief Executive Officer, the Chief Legal Officer, or the Chief Compliance Officer. Therefore, the Company, like the law, prohibits trading by a director, officer, or employee while such person has material information about the Company that is not known to the investing public even if clearance, if applicable, is given or the transaction takes place outside applicable Black-out Periods. In addition, if you learn of material nonpublic information about another company because the Company is doing business with it (as a customer or supplier) or negotiating with it for a possible transaction, you may not engage in transactions in such company's securities until such information becomes public or is no longer material. Moreover, even after your have terminated your employment or other services to the Company thereof, and you are aware of material nonpublic information relating to the Company when your employment or service relationship terminated, you may not engage in transactions in Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy Statement will cease to apply to your transactions in Company securities upon the expiration of any "Black-out Period" that is applicable to your transactions at the time of your termination of service.

Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the Chief Legal Officer or the Chief Compliance Officer. He will also answer more general questions about this Policy Statement. Remember, however, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

Certifications

Directors, officers and other employees will be required to certify their understanding of, and intent to comply with this Policy Statement and may be required to certify compliance on an annual basis.